Exhibit 11 - Computation of per share earnings

                                                    Six  Months Ended        Three Months Ended
                                                        June 30,                  June 30,
                                                 -----------------------   ----------------------
                                                     2001         2000         2001       2000
                                                 ----------    ---------    ---------  ----------
Weighted  average common shares outstanding       1,213,741    1,214,514    1,213,741   1,213,741

Weighted average equivalent shares                       --           --           --          --
                                                 ----------   ----------   ----------  ----------
Weighted average common and common stock
   equivalent shares outstanding                  1,213,741    1,214,514    1,213,741   1,213,741
                                                 ==========   ==========   ==========  ==========
Net income                                       $1,043,672   $  927,594   $  535,580  $  478,854
                                                 ==========   ==========   ==========  ==========
Earnings per share:
     Basic                                       $     0.86   $     0.76   $     0.44  $     0.39
                                                 ==========   ==========   ==========  ==========
     Diluted                                     $     0.86   $     0.76   $     0.44  $     0.39
                                                 ==========   ==========   ==========  ==========

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